Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

18-04

Contacts:	Derrick Jensen, CFO Kip Rupp, CFA - Investors Quanta Services, Inc. 713-629-7600	Media - Deborah Buks and Molly LeCronier Ward 713-869-0707

QUANTA SERVICES REPORTS 2017 FOURTH QUARTER AND ANNUAL RESULTS

Record Fourth Quarter & Annual Consolidated Revenues

Record Twelve-Month and Total Backlog

Fourth Quarter Diluted EPS Attributable to Common Stock of $0.72

Fourth Quarter Non-GAAP Adjusted Diluted EPS Attributable to Common Stock of $0.45

HOUSTON – Feb. 22, 2018 - Quanta Services, Inc. (NYSE: PWR) today announced results for the three months ended December 31, 2017. Revenues in the fourth quarter of 2017 were $2.48 billion, compared to revenues of $2.10 billion in the fourth quarter of 2016, and net income from continuing operations attributable to common stock was $113.6 million in the fourth quarter of 2017, or $0.72 per diluted share, compared to net income from continuing operations attributable to common stock of $88.5 million, or $0.57 per diluted share, in the fourth quarter of 2016. Adjusted diluted earnings per share attributable to common stock (a non-GAAP measure) was $0.45 for the fourth quarter of 2017 compared to $0.56 for the fourth quarter of 2016.

“Quanta ended the year strong, with record annual revenues, backlog and adjusted diluted earnings per share. More importantly, we expect our momentum to carry into 2018 and provide us with another opportunity to achieve record revenues, backlog and adjusted diluted earnings per share,” said Duke Austin, president and chief executive officer of Quanta Services. “We remain focused on our strategic objectives and believe we will grow while also improving margins. Quanta continues to differentiate itself in the marketplace through safe execution and by providing unique construction-led infrastructure solutions. With our leadership position, customer relationships and strong balance sheet, we believe Quanta is uniquely positioned to serve the expanding needs of our customers in a complex, ever-changing infrastructure market.”

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Certain items impacted the fourth quarter of 2017 and were reflected as adjustments in Quanta’s adjusted diluted earnings per share calculation. Favorably impacting the fourth quarter of 2017 was an estimated net tax benefit of $70.1 million, or $0.44 per diluted share, associated with the enactment of the Tax Cuts and Jobs Act (the Tax Act) on December 22, 2017. The estimated net benefit of $70.1 million is based on Quanta’s provisional analysis of the Tax Act and included $85.3 million of tax benefits associated with the re-measurement of U.S. deferred tax assets and liabilities, partially offset by an estimated $15.2 million transition tax on earnings of certain foreign subsidiaries. Other one-time tax benefits of $18.2 million, or $0.11 per diluted share, favorably impacted the fourth quarter of 2017 and primarily related to entity restructuring and recapitalization efforts. In addition to the favorable tax impacts, the fourth quarter of 2017 was negatively impacted by goodwill and intangible asset impairments of $58.1 million ($36.6 million net of tax), or $0.23 per diluted share, which were primarily associated with two reporting units within our Oil and Gas Infrastructure Services Division.

RECENT HIGHLIGHTS

•	Secured Two Large Diameter Mainline Pipeline Projects - In February 2018, Quanta announced that it executed contracts for two large diameter mainline pipeline projects in the Appalachian region of the United States with estimated aggregate revenue in excess of $550 million. One project was reflected in backlog as of December 31, 2017, and the other project will be reflected in backlog as of March 31, 2018. Subject to the customers obtaining regulatory approvals, both projects are expected to begin construction in the first half of 2018, and completion is expected by the end of 2018.

•	Selected for Large Electric Transmission Project - In January 2018, Quanta signed a contract for a large electric transmission project in south Florida to provide comprehensive construction services. Quanta expects construction to begin during the first quarter of 2018, with completion expected in the second quarter of 2019.

•	Acquired two businesses - In January 2018, Quanta acquired an electrical infrastructure services business specializing in substation construction and relay services and Northwest Lineman College (NLC), an industry-leading educational and training institution serving the electric power industry, both of which are located in the United States. The aggregate consideration for these acquisitions consisted of $47.9 million in cash, subject to certain adjustments, and 379,817 shares of Quanta common stock, with a cash and stock earn out that could provide maximum additional consideration of $15.0 million if certain financial and operational objectives are achieved by NLC. The results of the acquired businesses will be reflected in Quanta’s Electric Power Infrastructure Services segment beginning on the acquisition dates.

•	Stock Repurchased - During the fourth quarter of 2017, Quanta repurchased 1.4 million shares of common stock in the open market for $50.0 million.

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RESULTS FOR THE YEAR ENDED DECEMBER 31, 2017 AND 2016

Revenues in the year ended December 31, 2017 were $9.47 billion, compared to revenues of $7.65 billion in the year ended December 31, 2016, and net income from continuing operations attributable to common stock was $315.0 million in the year ended December 31, 2017, or $2.00 per diluted share, compared to net income from continuing operations attributable to common stock of $198.7 million, or $1.26 per diluted share, in the year ended December 31, 2016. Adjusted diluted earnings per share attributable to common stock (a non-GAAP measure) was $1.97 for the year ended December 31, 2017 compared to $1.51 for the year ended December 31, 2016.

Quanta completed three acquisitions during 2017 and five acquisitions during 2016. Therefore, Quanta’s results for the quarter and year ended December 31, 2017 included the results of the acquired businesses from the acquisition dates and are compared to the historical results for the quarter and year ended December 31, 2016. For further information on the items that impacted comparability in 2017 and 2016, see the footnotes to the Supplemental Segment Data table and the non-GAAP reconciliation of adjusted diluted earnings per share attributable to common stock below.

OUTLOOK

The long-term outlook for Quanta’s business is positive. However, weather, regulatory, permitting, project timing, execution challenges and other factors have impacted the company’s historical results, and may impact Quanta’s future financial results. Therefore, Quanta’s financial outlook for revenues, margins and earnings reflects management’s effort to properly align these uncertainties with the backlog that the company is executing on and the opportunities that are expected to materialize during 2018. The following forward-looking statements are based on current expectations, and actual results may differ materially.

Prior to the company’s conference call, management will post a summary of 2018 guidance expectations with additional commentary in the “Investors & Media” section of Quanta’s website at http://investors.quantaservices.com. Quanta expects 2018 revenues to range between $9.75 billion and $10.25 billion. Quanta expects diluted earnings per share attributable to common stock for the full-year 2018 to be $1.95 to $2.35 and adjusted diluted earnings per share attributable to common stock (a non-GAAP measure) for the full-year 2018 to be $2.40 to $2.80. As a result of the Tax Act, management now expects Quanta’s estimated annual tax rate for 2018 to be approximately 29 percent. See the attached table for a reconciliation of estimated adjusted diluted earnings per share attributable to common stock to estimated GAAP diluted earnings per share attributable to common stock for the full-year 2018.

NON-GAAP FINANCIAL MEASURES

The non-GAAP measures in this press release and on Quanta’s website are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Quanta’s operating results with those of its competitors. These measures should be used in addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other non-GAAP to GAAP measures not included in the tables attached to this press release can be found in the Investors & Media section of Quanta’s website at http://investors.quantaservices.com.

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CONFERENCE CALL INFORMATION

Quanta Services has scheduled a conference call for 9:00 a.m. Eastern Time on February 22, 2018, which will also be broadcast live over the Internet. To participate in the call, dial 1-201-689-8345 or 1-877-407-8291 at least 10 minutes before the conference call begins and ask for the Quanta Services Fourth Quarter Earnings Conference Call or visit the Investors and Media section of the Quanta Services website at http://investors.quantaservices.com to access the Internet broadcast. Please allow at least 15 minutes to register and download and install any necessary audio software. For those who cannot participate live, shortly following the call a digital recording will be available on the company’s website and a telephonic replay will be available through March 2, 2018 by dialing 1-877-660-6853 and referencing the conference ID 13676130. For more information, please contact Kip Rupp, Vice President - Investor Relations at Quanta Services, at 713-341-7260 or investors@quantaservices.com.

ABOUT QUANTA SERVICES

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power, oil and gas and communications industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy and communications infrastructure. With operations throughout the United States, Canada, Latin America, Australia and select other international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.

FOLLOW QUANTA IR ON SOCIAL MEDIA

Investors and others should note that while we announce material financial information and make other public disclosures of information regarding Quanta through SEC filings, press releases and public conference calls, we also utilize social media to communicate this information. It is possible that the information we post on social media could be deemed material. Accordingly, we encourage investors, the media and others interested in our company to follow Quanta, and review the information we post, on the social media channels listed on our website in the Investors & Media section.

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Forward-Looking Statements

This press release (and oral statements regarding the subject matter of this press release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to projected revenues, net income, earnings per share attributable to common stock, weighted average shares outstanding, margins, capital expenditures, tax rates and other operating or financial results; expectations regarding Quanta’s business or financial outlook; growth, trends or opportunities in particular markets; backlog; the potential benefits from acquisitions or investments; the expected financial and operational performance of acquired businesses; the future demand for and availability of labor resources in the industries Quanta serves; future capital allocation initiatives, including the amount, timing and strategy with respect to any future stock repurchases; the ability to deliver increased value and return capital to stockholders; the strategic use of Quanta’s balance sheet; the expected value of contracts or intended contracts with customers; the scope, services, term and results of any projects awarded or expected to be awarded for services to be provided by Quanta; the anticipated commencement and completion dates for any projects awarded; the development of larger electric transmission and oil and natural gas pipeline projects and the level of oil, natural gas and natural gas liquids prices and their impact on Quanta’s business or the demand for Quanta’s services; the impact of existing or potential legislation or regulation, including the Tax Act; potential opportunities that may be indicated by bidding activity or discussions with customers; the expected outcome of pending and threatened litigation; beliefs and assumptions about the collectability of receivables; the business plans or financial condition of Quanta’s customers; Quanta’s plans and strategies; the current economic and regulatory conditions and trends in the industries Quanta serves; and possible recovery on pending or contemplated change orders or affirmative claims against customers or third parties, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by known and unknown risks and uncertainties that are difficult to predict or beyond Quanta’s control, including, among others, market conditions; the effects of industry, economic, financial or political conditions outside of the control of Quanta, including weakness in capital markets; quarterly variations in operating results; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of anticipated, pending or existing projects, including as a result of weather, regulatory or permitting issues, environmental processes, project performance issues, claimed force majeure events, protests or other political activity, or customers’ capital constraints; the successful negotiation, execution, performance and completion of anticipated, pending and existing contracts, including the ability to obtain awards of projects on which Quanta bids or is otherwise discussing with customers; the ability to attract and the potential shortage of skilled labor; the ability to retain key personnel and qualified employees; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; adverse weather; the ability to generate internal growth; competition in Quanta’s business, including the ability to effectively compete for new projects and market share; the failure of existing or potential legislative actions to result in demand for Quanta’s services; liabilities associated with multiemployer pension plans, including underfunding of liabilities and termination or withdrawal liabilities; unexpected costs or liabilities that may arise from pending or threatened litigation, indemnity obligations or other claims asserted against Quanta; liabilities for claims that are not covered by third-party insurance; the outcome of pending or threatened litigation; risks relating to the potential unavailability or cancellation of third-party insurance, the exclusion of coverage for certain losses, and potential increases in premiums for coverage deemed beneficial to Quanta; cancellation provisions within contracts and the risk that contracts expire and are not renewed or are replaced on less favorable terms; loss of customers with whom Quanta has long-standing or significant relationships; the potential that participation in joint ventures or similar structures exposes Quanta to liability and/or harm to its reputation for acts or omissions by partners; Quanta’s inability or failure to comply with the terms of its contracts, which may result in additional costs, unexcused delays, warranty claims, failure to meet performance guarantees, damages or contract terminations; the effect of natural gas, natural gas liquids and oil prices on Quanta’s operations and growth opportunities and on customer capital programs and demand for Quanta’s services; the future development of natural resources; the inability or refusal of customers to pay for services, including failure to collect outstanding receivables; the failure to recover on payment claims against project owners or third party contractors or to obtain adequate compensation for customer-requested change orders; the failure of Quanta’s customers to comply with regulatory requirements applicable to their projects, which may result in project delays and cancellations; budgetary or other constraints that may reduce or eliminate tax incentives or government funding for projects, which may result in project delays or cancellations; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; risks associated with operating in international markets, including instability of foreign governments, currency fluctuations, tax and investment strategies, as well as compliance with foreign legal systems and cultural practices, the U.S. Foreign Corrupt Practices Act and other applicable anti-bribery and anti-corruption laws; the ability to successfully identify, complete, integrate and realize synergies from acquisitions; the potential adverse impact resulting from uncertainty surrounding investments and acquisitions, including the ability to retain key personnel from an acquired business and the potential increase in risks already existing in Quanta’s operations; the adverse impact of impairments of goodwill, receivables, property and equipment and other intangible assets or investments; growth outpacing Quanta’s decentralized management and infrastructure; requirements relating to governmental regulation and changes thereto; inability to enforce Quanta’s intellectual property rights or the obsolescence of such rights; risks related to the implementation of new information technology solutions; the impact of a unionized workforce on operations, including labor stoppages or interruptions due to strikes or lockouts; potential liabilities and other adverse effects arising from occupational health and safety matters; Quanta’s dependence on suppliers, subcontractors, equipment manufacturers and other third party contractors; the cost of borrowing, availability of credit and cash, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investing activities; fluctuations of prices of certain materials used in Quanta’s business; the ability to access sufficient funding to finance desired growth and operations; the ability to obtain performance bonds; potential exposure to environmental liabilities; the ability to continue to meet certain regulatory requirements applicable to Quanta and its subsidiaries; rapid technological and other structural changes that could reduce the demand for Quanta’s services; new or changed tax laws, treaties or regulations; increased healthcare costs arising from healthcare reform legislation and other governmental action; regulatory changes that result in increased labor costs; significant fluctuations in foreign currency exchange rates; and other risks and uncertainties detailed in Quanta’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, Quanta’s Quarterly Report on Form 10-Q for the quarters ended Mar. 31, 2017, June 30, 2017 and Sept. 30, 2017 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Quanta further expressly disclaims any written or oral statements made by any third party regarding the subject matter of this press release.

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Quanta Services, Inc. and Subsidiaries Consolidated Statements of Operations For the Three and Twelve Months Ended December 31, 2017 and 2016 (In thousands, except per share information) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues	$2,478,627	$2,102,966	$9,466,478	$7,651,319
Cost of services (including depreciation)	2,155,751	1,795,278	8,224,618	6,637,519

Gross profit	322,876	307,688	1,241,860	1,013,800
Selling, general and administrative expenses	206,264	173,882	777,920	653,338
Amortization of intangible assets	10,170	7,955	32,205	31,685
Asset impairment charges	58,057	7,964	58,057	7,964
Change in fair value of contingent consideration liabilities	(5,171)	—	(5,171)	—

Operating income	53,556	117,887	378,849	320,813
Interest expense	(6,652)	(3,989)	(20,946)	(14,887)
Interest income	185	392	832	2,423
Other income (expense), net	(1,164)	(393)	(4,978)	(663)

Income from continuing operations before income taxes	45,925	113,897	353,757	307,686
Provision for (benefit from) income taxes	(69,651)	24,592	35,532	107,246

Net income from continuing operations	115,576	89,305	318,225	200,440
Net loss from discontinued operations	—	(947)	—	(342)

Net income	115,576	88,358	318,225	200,098
Less: Net income attributable to non-controlling interests	2,015	775	3,247	1,715

Net income attributable to common stock	$113,561	$87,583	$314,978	$198,383

Amounts attributable to common stock:
Net income from continuing operations	$113,561	$88,530	$314,978	$198,725
Net loss from discontinued operations	—	(947)	—	(342)

Net income attributable to common stock	$113,561	$87,583	$314,978	$198,383

Basic earnings per share attributable to common stock:
Continuing operations	$0.72	$0.57	$2.02	$1.26
Discontinued operations	—	—	—	—

Net income attributable to common stock	$0.72	$0.57	$2.02	$1.26

Weighted average basic shares outstanding	157,457	154,956	156,124	157,287

Diluted earnings per share attributable to common stock:
Continuing operations	$0.72	$0.57	$2.00	$1.26
Discontinued operations	—	—	—	—

Net income attributable to common stock	$0.72	$0.57	$2.00	$1.26

Weighted average diluted shares outstanding	158,584	154,956	157,155	157,288

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Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	December 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$138,285	$112,183
Accounts receivable, net	1,985,077	1,500,115
Costs and estimated earnings in excess of billings on uncompleted contracts	497,292	473,308
Inventories	80,890	88,548
Prepaid expenses and other current assets	168,363	114,591

Total current assets	2,869,907	2,288,745
PROPERTY AND EQUIPMENT, net	1,288,602	1,174,094
OTHER ASSETS, net	189,866	101,028
OTHER INTANGIBLE ASSETS, net	263,179	187,023
GOODWILL	1,868,600	1,603,169

Total assets	$6,480,154	$5,354,059

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and short-term debt	$1,220	$7,563
Accounts payable and accrued expenses	1,057,460	922,819
Billings in excess of costs and estimated earnings on uncompleted contracts	433,387	274,846

Total current liabilities	1,492,067	1,205,228
LONG-TERM DEBT AND NOTES PAYABLE, net of current maturities	670,721	353,562
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	521,737	452,567

Total liabilities	2,684,525	2,011,357

TOTAL STOCKHOLDERS’ EQUITY	3,791,571	3,339,427
NON-CONTROLLING INTERESTS	4,058	3,275

TOTAL EQUITY	3,795,629	3,342,702

Total liabilities and equity	$6,480,154	$5,354,059

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Quanta Services, Inc. and Subsidiaries

Supplemental Segment Data

For the Three and Twelve Months Ended December 31, 2017 and 2016

(Unaudited)

Segment Results

Quanta reports its results under two reportable segments: (1) Electric Power Infrastructure Services and (2) Oil and Gas Infrastructure Services, as set forth below (in thousands, except percentages).

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017		2016		2017		2016
Revenues:
Electric Power Infrastructure Services	$1,574,853	63.5%	$1,281,974	61.0%	$5,599,836	59.2%	$4,850,495	63.4%
Oil and Gas Infrastructure Services	903,774	36.5	820,992	39.0	3,866,642	40.8	2,800,824	36.6

Consolidated revenues	$2,478,627	100.0%	$2,102,966	100.0%	$9,466,478	100.0%	$7,651,319	100.0%

Operating income (loss):
Electric Power Infrastructure Services (a)	$155,361	9.9%	$113,489	8.9%	$518,130	9.3%	$395,745	8.2%
Oil and Gas Infrastructure Services (b)	19,007	2.1	66,101	8.1	184,083	4.8	149,502	5.3
Corporate and Non-Allocated Costs (c)	(120,812)	N/A	(61,703)	N/A	(323,364)	N/A	(224,434)	N/A

Consolidated operating income	$53,556	2.2%	$117,887	5.6%	$378,849	4.0%	$320,813	4.2%

(a)	Included in the twelve months ended December 31, 2016 were $54.8 million of losses related to a power plant construction project in Alaska. Included in the three and twelve months ended December 31, 2016 was a $5.7 million asset impairment charge primarily due to a pending disposition of certain international renewable energy services operations, which was completed in 2017.
(b)	Included in the twelve months ended December 31, 2017 was a $1.9 million charge associated with a construction barge. Included in the twelve months ended December 31, 2016 were approximately $2 million in severance and restructuring costs.
(c)	Included in the three and twelve months ended December 31, 2017 were $58.1 million in asset impairment charges primarily associated with goodwill for two reporting units within our Oil and Gas Infrastructure Services Division. Specifically, a reporting unit that provides material handling services experienced lower operating margins and is expected to continue to face a highly competitive environment in its select markets, and a reporting unit that provides marine and offshore services experienced prolonged periods of reduced revenues and operating margins and is expected to continue to experience lower levels of activity in the U.S Gulf of Mexico and other offshore markets. Also included in the three and twelve months ended December 31, 2017 were the favorable impact of a $5.2 million change in fair value of contingent consideration liabilities; and $1.5 million and $10.6 million of acquisition and integration costs. Also included in the twelve months ended December 31, 2017 was a $4.2 million charge associated with certain litigation that was resolved in the first quarter of 2017 and a $2.4 million charitable contribution made in connection with the formation of a non-profit line school. Included in the twelve months ended December 31, 2016 were a $2.3 million endowment contribution to establish a business relationship and a workforce development program with a university and $3.1 million of acquisition and integration costs.

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Quanta Services, Inc. and Subsidiaries

Supplemental Segment Data

For the Three and Twelve Months Ended December 31, 2017 and 2016

(Unaudited)

Backlog

Backlog is not a term recognized under United States generally accepted accounting principles (GAAP); however, it is a common measurement used in our industry. Quanta’s methodology for determining backlog may not be comparable to the methodologies used by other companies. Quanta’s backlog represents the amount of consolidated revenue that it expects to realize from future work under construction contracts, long-term maintenance contracts and master service agreements. These estimates include revenues from the remaining portion of firm orders not yet completed and on which work has not yet begun, as well as revenues from change orders, renewal options, and funded and unfunded portions of government contracts to the extent that they are reasonably expected to occur. For purposes of calculating backlog, Quanta includes 100% of estimated revenues attributable to consolidated joint ventures and variable interest entities. The following table presents Quanta’s total backlog by reportable segment as of December 31, 2017, September 30, 2017 and December 31, 2016, along with an estimate of the backlog amounts expected to be realized within 12 months of each balance sheet date (in millions):

	Backlog as of
	December 31, 2017		September 30, 2017		December 31, 2016
	12 Month	Total	12 Month	Total	12 Month	Total
Electric Power Infrastructure Services	$4,032.4	$7,359.2	$3,907.2	$6,641.4	$3,369.3	$6,657.5
Oil and Gas Infrastructure Services	2,413.8	3,818.5	2,283.4	3,904.9	2,484.0	3,092.3

Total	$6,446.2	$11,177.7	$6,190.6	$10,546.3	$5,853.3	$9,749.8

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Quanta Services, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measure

Adjusted Diluted Earnings Per Share From Continuing Operations Attributable to Common Stock

For the Three and Twelve Months Ended December 31, 2017 and 2016

(In thousands, except per share information)

(Unaudited)

The non-GAAP measure of adjusted diluted earnings per share from continuing operations attributable to common stock, when used in connection with diluted earnings per share from continuing operations attributable to common stock, is intended to provide useful information to investors and analysts as they evaluate Quanta’s performance. Management believes that the exclusion of certain items from net income from continuing operations attributable to common stock enables it to more effectively evaluate Quanta’s operations period over period and better identify operating trends that may not otherwise be apparent. As to certain of the items below, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period to period; (ii) non-cash stock-based compensation expense may vary due to acquisition activity, changes in the estimated fair value of performance-based awards, forfeiture rates, accelerated vesting and amounts granted; (iii) items related to the Tax Cuts and Jobs Act of 2017 and entity restructuring and recapitalization efforts are not regularly occurring items; (iv) income tax contingency releases vary period to period depending on the level of reserves for uncertain tax positions and the expiration dates under various federal and state tax statute of limitations periods; (v) acquisition and integration costs vary period to period depending on the level of Quanta’s ongoing acquisition activity; (vi) asset impairments vary from period to period depending on economic and other factors; (vii) changes in fair value of contingent consideration liabilities vary from period to period depending on financial performance of certain acquired businesses; and (viii) severance and restructuring costs are not regularly occurring items. Because adjusted diluted earnings per share from continuing operations attributable to common stock, as defined, excludes some, but not all, items that affect net income from continuing operations attributable to common stock, adjusted diluted earnings per share from continuing operations attributable to common stock as presented in this press release may or may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measure, net income from continuing operations attributable to common stock, and information reconciling the GAAP and non-GAAP financial measures, are included below. Reconciliations of other non-GAAP to GAAP measures not included in the table below can be found in the Investors & Media section of Quanta’s website. See table on the following page.

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Quanta Services, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measure

Adjusted Diluted Earnings Per Share From Continuing Operations Attributable to Common Stock

For the Three and Twelve Months Ended December 31, 2017 and 2016

(In thousands, except per share information)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Reconciliation of adjusted net income from continuing operations attributable to common stock:
Net income from continuing operations attributable to common stock (GAAP as reported)	$113,561	$88,530	$314,978	$198,725
Adjustments:
Impact of Tax Cuts and Jobs Act (a)	(70,129)	—	(70,129)	—
Tax benefits primarily related to entity restructuring and recapitalization efforts (b)	(18,224)	—	(18,224)	—
Impact of tax contingency releases (c)	(1,753)	(20,488)	(7,223)	(20,488)
Acquisition and integration costs	1,535	—	10,579	3,053
Asset impairment charges (d)	58,057	7,964	58,057	7,964
Change in fair value of contingent consideration liabilities (e)	(5,171)	—	(5,171)	—
Severance and restructuring charges (f)	—	—	—	6,352
Income tax impact of adjustments (g)	(20,402)	(890)	(23,522)	(3,982)

Adjusted net income from continuing operations attributable to common stock before certain non-cash adjustments	57,474	75,116	259,345	191,624
Non-cash stock-based compensation	12,096	9,875	46,448	41,134
Amortization of intangible assets	10,170	7,955	32,205	31,685
Income tax impact of non-cash adjustments (g)	(8,230)	(6,337)	(28,877)	(26,183)

Adjusted net income from continuing operations attributable to common stock	$71,510	$86,609	$309,121	$238,260

Weighted average shares:
Weighted average shares outstanding for basic earnings per share attributable to common stock	157,457	154,956	156,124	157,287

Weighted average shares outstanding for diluted and adjusted diluted earnings per share attributable to common stock	158,584	154,956	157,155	157,288

Diluted earnings per share from continuing operations attributable to common stock and adjusted diluted earnings per share from continuing operations attributable to common stock:
Diluted earnings per share from continuing operations attributable to common stock (h)	$0.72	$0.57	$2.00	$1.26

Adjusted diluted earnings per share from continuing operations attributable to common stock (h)	$0.45	$0.56	$1.97	$1.51

See notes on the following page.

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Quanta Services, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measure

Adjusted Diluted Earnings Per Share from Continuing Operations

For the Three and Twelve Months Ended December 31, 2017 and 2016

(In thousands, except per share information)

(Unaudited)

(a)	The amount for the three and twelve months ended December 31, 2017 reflects the elimination of the estimated net tax benefits related to the Tax Cuts and Jobs Act of 2017 (the Tax Act), which among other things, lowers the U.S. federal corporate tax rate from 35% to 21% effective January 1, 2018, requires payment of a one-time transition tax on earnings of certain foreign subsidiaries, limits and eliminates certain tax deductions and creates new taxes on certain foreign-sourced earnings. The amount includes $85.3 million of tax benefits associated with the re-measurement of U.S. deferred tax assets and liabilities, partially offset by an estimated $15.2 million transition tax on earnings of certain foreign subsidiaries. While Quanta has substantially completed its provisional analysis of the effects of the Tax Act and recorded a reasonable estimate of such effects, the net one-time benefits related to the Tax Act may differ, possibly materially, due to, among other things, further refinement of Quanta’s calculations, changes in interpretations and assumptions that it has made, additional regulatory guidance, and actions and related accounting policy decisions it may take as a result of the Tax Act.
(b)	The amount for the three and twelve months ended December 31, 2017 reflects the elimination of one-time tax benefits primarily related to entity restructuring and recapitalization efforts.
(c)	The amounts reflect the elimination of the tax benefits related to the release of tax contingencies upon expiration of certain tax statute of limitations periods.
(d)	The amounts for the three and twelve months ended December 31, 2017 reflect the elimination of asset impairment charges primarily associated with goodwill for two reporting units within our Oil and Gas Infrastructure Services Division. Specifically, a reporting unit that provides material handling services experienced lower operating margins and is expected to continue to face a highly competitive environment in its select markets, and a reporting unit that provides marine and offshore services experienced prolonged periods of reduced revenues and operating margins and is expected to continue to experience lower levels of activity in the U.S. Gulf of Mexico and other offshore markets. The amounts for the three and twelve months ended December 31, 2016 reflect the elimination of impairment charges primarily related to the pending disposition of certain international renewable energy services operations, which was completed in 2017.
(e)	The amounts for the three and twelve months ended December 31, 2017 reflect the elimination of changes in fair value of contingent consideration liabilities.
(f)	The amount for the twelve months ended December 31, 2016 reflects the elimination of severance costs associated with the departure of Quanta’s former president and chief executive officer and severance and restructuring costs associated with certain operations primarily within the Oil and Gas Infrastructure Services segment.
(g)	The income tax impact of adjustments that are subject to tax is determined using the incremental statutory tax rate of the jurisdictions to which each adjustment relates for the respective periods.
(h)	Both diluted and adjusted diluted earnings per share from continuing operations attributable to common stock for the twelve months ended December 31, 2017 were impacted by attorneys’ fees and related expenses of approximately $4.2 million ($2.7 million net of tax), or $0.02 per share, associated with certain litigation that was resolved in the first quarter of 2017; a $2.4 million ($1.7 million net of tax), or $0.01 per share, charitable contribution made in connection with the formation and funding of a non-profit line school; and a $1.9 million charge ($1.2 million net of tax), or $0.01 per share, associated with a construction barge in order to record the asset to its estimated fair market value. For the twelve months ended December 31, 2016, both diluted and adjusted diluted earnings per share from continuing operations attributable to common stock were impacted by $54.8 million ($33.4 million net of tax), or $0.21 per share, of losses related to a power plant construction project in Alaska.

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Quanta Services, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measure

Estimated Adjusted Diluted Earnings Per Share Attributable to Common Stock

For the Full-Year 2018

(In thousands, except per share information)

(Unaudited)

The non-GAAP measure of adjusted diluted earnings per share attributable to common stock, when used in connection with diluted earnings per share attributable to common stock, is intended to provide useful information to investors and analysts as they evaluate Quanta’s performance. Management believes that the exclusion of certain items from net income attributable to common stock enables it to more effectively evaluate Quanta’s operations period over period and better identify operating trends that may not otherwise be apparent. As to certain of the items below, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period to period and (ii) non-cash stock-based compensation expense may vary due to acquisition activity, changes in the estimated fair value of performance-based awards, forfeiture rates, accelerated vesting and amounts granted. Because adjusted diluted earnings per share attributable to common stock, as defined, excludes some, but not all, items that affect net income attributable to common stock, adjusted diluted earnings per share attributable to common stock as presented in this press release may or may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measure, net income attributable to common stock, and information reconciling the GAAP and non-GAAP financial measures are included below. Reconciliations of other non-GAAP to GAAP measures not included in the table below can be found in the Investors & Media section of Quanta’s website.

	Estimated Range
	Full-Year Ending
	December 31, 2018
Reconciliation of estimated adjusted net income attributable to common stock:
Net income attributable to common stock (as defined by GAAP)	$310,000	$374,000
Acquisition and integration costs	6,600	6,600
Income tax impact of adjustments (a)	(1,700)	(1,700)

Adjusted net income attributable to common stock before certain non-cash adjustments	314,900	378,900
Non-cash stock-based compensation	50,700	50,700
Amortization of intangible assets	41,300	41,300
Income tax impact of non-cash adjustments (a)	(24,100)	(24,100)

Estimated adjusted net income attributable to common stock	$382,800	$446,800

Estimated weighted average shares:
Weighted average shares outstanding for diluted and adjusted diluted earnings per share attributable to common stock	159,300	159,300

Estimated diluted earnings per share attributable to common stock and estimated adjusted diluted earnings per share attributable to common stock:
Estimated diluted earnings per share attributable to common stock	$1.95	$2.35

Estimated adjusted diluted earnings per share attributable to common stock	$2.40	$2.80

(a)	The income tax impact of adjustments that are subject to tax is determined using the incremental statutory tax rate of the jurisdictions to which each adjustment relates for the respective periods.

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